Exhibit 23.1



                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Provident Bancorp, Inc.:


We consent to incorporation by reference in the Registration Statement (No. 333-49344) on Form S-8 of Provident Bancorp, Inc. of our report dated October 25, 2002, relating to the consolidated statements of financial condition of Provident Bancorp, Inc. and subsidiary as of September 30, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2002, which report appears in the September 30, 2002 Annual Report on Form 10-K of Provident Bancorp, Inc.


/s/ KPMG LLP
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Stamford, Connecticut
December 27, 2002





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